Contacts:
                                                                Manny Hernandez
                                               CFO, VP Finance & Administration
                                                                 (408) 943-2754

For immediate release

                                                             Joseph L. McCarthy
                                                    VP Corporate Communications
                                                                 (408) 943-2902

                   CYPRESS REPORTS SECOND QUARTER 2004 RESULTS

SAN JOSE, California ... July 15, 2004 - Cypress Semiconductor Corporation (NYSE: CY) today announced that revenue for the 2004 second quarter was $264.3 million, up 4% from prior-quarter revenue of $254.4 million and up 30% from year-ago second-quarter revenue of $203.1 million. Pro forma net income for the 2004 second quarter was $35.9 million, resulting in diluted earnings per share of $0.23, compared with prior-quarter diluted earnings per share of $0.19 and year-ago second-quarter diluted earnings per share of $0.03. Gross margin for the 2004 second quarter increased to 53%, up from 52% in the prior quarter and 48% in the year-ago second quarter.

Including amortization of intangibles and other acquisition-related, restructuring and special charges and credits, Cypress posted GAAP net income of $22.0 million for the 2004 second quarter, resulting in diluted earnings per share of $0.13, compared with prior-quarter diluted earnings per share of $0.16 and a year-ago second-quarter loss per share of $0.10.

Cypress President and CEO T.J. Rodgers said, "This quarter marked our sixth sequential improvement in revenue and profitability. Our results would have been better if not for a worse-than-typical bookings slowdown in June. Our beginning-of-quarter backlog is the best we have seen in two years and consistent with analysts' projections for a seventh consecutive quarter of revenue and profit growth in the third quarter."

                                 MARKET SEGMENTS

             Wide Area Networks and Storage Area Networks (WAN/SAN)

Revenue from the WAN/SAN segment, which accounted for 31% of second-quarter revenue, decreased 3% from the prior quarter, slightly below our expectation of flat revenue. The gross margin for the segment was 55%. In the third quarter, we expect a modest increase in WAN/SAN revenue. Segment highlights include:

        + Cypress attained the 2.5-million-unit mark in network search engine
(NSE) sales. Cypress NSE sales increased 140% year-on-year in 2003 as demand expanded from traditional enterprise switching and core/edge router applications into new applications such as storage switches, security and wireless infrastructure and access systems.

            Wireless Terminals and Wireless Infrastructure (WIT/WIN)

Revenue from the WIT/WIN segment, which accounted for 35% of second-quarter revenue, increased 19% from the prior quarter, exceeding our expectation. The gross margin for the segment was 48%. We expect moderate growth in the segment in the third quarter. Segment highlights include:

        + Cypress agreed to acquire FillFactory NV, a Belgium-based leader in CMOS image sensors--essentially cameras on a chip made with CMOS memory process technology--for $100 million in cash. The demand for CMOS image sensors is growing rapidly, driven by a swift expansion of the market for digital still cameras (DSCs) and cell phone cameras. FillFactory image sensors are expected to enable Cypress to double its sales into the cell phone market, where it is already a leading supplier of low-power memories. FillFactory sensors are also expected to expand Cypress sales into DSCs, where it currently sells clock chips.

The new products, which are based on a FillFactory patented pixel architecture, include a 13.85-megapixel sensor for a new Kodak line of professional digital cameras; a 100 x 135 mm sensor for mammography applications that takes up an entire eight-inch wafer and is one of the world's largest sensors; radiation-tolerant sensors for aerospace applications such as star trackers and sun sensors; and active-pixel sensors that combine a true snapshot synchronous shutter with very high readout rates for use in high-speed scientific image analysis.

In addition to being a strategic fit for Cypress in the cell phone and digital still camera market, FillFactory is also a manufacturing fit for Cypress:
FillFactory's first Cypress-manufactured product will be made directly on our RAM8(TM) process. Cypress's MicroPower(TM) processes are very well suited for image sensors. FillFactory is currently $1.3 million profitable on only $6.0 million in quarterly sales, despite using expensive foundry wafers, as a consequence of its business plan to make the highly differentiated niche products described above. Once FillFactory manufactures its products in Cypress fabs, Cypress expects that its niche products will become more profitable, and it will be able to profitably enter high-volume consumer markets such as cell phones, digital cameras and automotive sensors. The acquisition is expected to close in the third quarter.

        + Cypress ramped production of 2-Mbit and 4-Mbit versions of its one-transistor (1T) Pseudo-SRAM (PSRAM) family, rounding out its 1T portfolio following the ramp of its 8-Mbit and 16-Mbit versions. The new chips, which target the mobile handset market, offer higher density than conventional SRAMs at a lower cost. Cypress has now shipped 43 million 1T PSRAMs into the cellular market.

        + Cypress announced that it has become a supporting member of the Open Base Station Architecture Initiative. Cypress's involvement in OBSAI demonstrates its commitment to design products that support next-generation mobile communications systems.

                            Computation and Consumer

Revenue from the computation and consumer segment, which accounted for 30% of second-quarter revenue, decreased 4% from the prior quarter, falling short of our expectation. The gross margin for the segment was 54%. We anticipate flat revenue in the third quarter. Segment highlights include:

        + Cypress has designed its WirelessUSB(TM) products into the top three PC mouse manufacturers in the world and closed the second quarter with a total of 28 design wins, indicating broad market acceptance of its 2.4-GHz solution. WirelessUSB is the industry's most affordable 2.4-GHz radio system on a chip. Priced under $2 in volume, it is cheaper and provides more robust transmission than Bluetooth(R), ZigBee(TM) and proprietary 27-MHz solutions.

        + Cypress and Atmel Corp. jointly announced that Atmel will manufacture and sell chips based on WirelessUSB technology. We believe this second-source agreement is an important step toward the open standardization and market expansion of WirelessUSB technology. WirelessUSB chips--which are currently used in low-data-rate wireless devices such as PC keyboards, mice and video game controllers--are also being designed into a wider array of applications, including remote controls, toys and sensors.

        + Cypress and Unigen announced the availability of WirelessUSB 2.4-GHz RF modules, simplifying point-to-point and multipoint-to-point wireless device design. Unigen's WirelessUSB modules are fully tested, come in a variety of configurations and packages, and are Federal Communications Committee (FCC) and European Telecommunications Standards Institute certified, significantly cutting time to market for the designers of low-cost wireless products.

        + Cypress shipped its TetraHub(TM) USB hub controller chips into a four-port hub designed by IOGEAR(R). Described as "the world's thinnest USB hub" by the manufacturer, the 3.5 x 1.5 x 0.5-inch, four-port MicroHub(TM) (GUH274) takes advantage of TetraHub's space-saving quad-flat no-lead (QFN) package, which is about the size of a kernel of corn. The TetraHub controller uses "transaction translator" circuitry in each port, providing each connected full-speed USB peripheral with a full 12 megabits per second (Mbps) of bandwidth. Competing multiport hubs require connected peripherals such as digital cameras and multimedia devices to share a single 12-Mbps data channel, bottlenecking data and limiting performance.

        + AJA Video, an award-winning manufacturer of professional digital video solutions, has selected Cypress's HOTLink II(TM) transceiver for its standard- and high-definition serial digital interface and conversion products. HOTLink II is the only integrated, single-chip serializer-deserializer (SERDES) device to facilitate both Standard Definition Serial Digital Interface (SD-SDI) and High Definition Serial Digital Interface (HD-SDI) video applications. HOTLink II enables designers to configure each of its four channels individually, accommodating not only

SD and HD signals, but other video standards such as SMPTE and Digital Video Broadcast, and storage and datacom platforms including ESCON(R), Fibre Channel and Gigabit Ethernet.

        + Cypress's CY28410 main system clock has been approved by Intel(R) for use with its Grantsdale chipset and its Pentium(R) 4 "Prescott" microprocessor for desktop applications. The CY28410 generates clocks for PCI ExpressTM, legacy PCITM, USB, serial ATA applications and the VESA(R) graphics standard.

        + Cypress sampled two new clock products targeting mobile PC applications--the first of a family of products to support Intel's Alviso chipset and its Pentium M "Dothan" microprocessor. The CY28441 is designed with a dynamic clock enable/disable function that allows users to swap in mobile PC cards on the fly without powering down the system. The new product also generates clocks for PCI Express, legacy PCI and USB devices. Cypress also sampled the CY25823, a spread-spectrum clock generator used to reduce electromagnetic interference (EMI) in Alviso-based notebooks.

        + Cypress sampled the CY25701 programmable spread-spectrum clock generator with an onboard crystal oscillator. Designers working with the device can circumvent the time-consuming process of matching crystals and clocks while reducing cost, board space and EMI. The CY25701 targets a variety of applications including printers, digital copiers, LCD projectors, high-definition televisions, routers and servers.

                              Cypress Subsidiaries

Revenue from Cypress subsidiaries, which accounted for 4% of second-quarter revenue, increased 7% from the prior quarter, in line with our expectation. The gross margin for the segment was 70%. Cypress expects that revenues from its subsidiaries will continue to improve as their new products reach the marketplace. Segment highlights include:

        + SunPower Corporation followed the first-quarter inauguration of its new high-volume manufacturing plant near Manila with the delivery of its first yielding solar cell lots, reaching cell efficiencies of 19%. SunPower's target efficiency is 20%-plus. Competing production cells typically are in the 12%-15% range. The second-quarter shipments position SunPower to generate its first production revenue in the third quarter. Phase 1 of the Manila facility is expected to initially turn out 25 megawatts (MW) of high efficiency A-300 solar cells per year. At full capacity, the plant is expected to produce more than 100 MW per year. The current market price for solar panels is about $3.00 per watt.

        + SunPower introduced a line of high-efficiency photovoltaic modules. The new line, based on SunPower's high-performance A-300 cells, features a rear-contact design that hides unsightly wires, providing a sleek, distinctive all-black appearance. The modules are expected to strengthen SunPower's position in the rapidly growing $2.5-billion module market.

        + SunPower partnered with a European system integrator, SunTechnics, assigning to it the exclusive rights to sell up to $75 million of SunPower products in Europe through the end of 2005. This contract covers more than 50% of SunPower's planned production in that period. Hamburg-based SunTechnics is Europe's leading installer of photovoltaic systems with a network of more than 120 partners in six countries.

        + On June 29, 2004, Cypress entered into a reorganization agreement with SunPower, currently a 57% majority-owned subsidiary of Cypress. Cypress agreed to purchase SunPower minority interests in a transaction valued at approximately $22 million. The transaction is subject to certain closing conditions and is expected to conclude during the third quarter. Cypress has consolidated SunPower's financial results since the first quarter of 2003.

        + Cypress MicroSystems reached the 10-million-unit mark in shipments of its Programmable System-on-ChipTM (PSoCTM) mixed-signal array devices to the embedded control market, underscoring broad industry demand for its high-performance, cost-effective integrated platform. Cypress MicroSystems is currently shipping PSoC products to 480 customers in Asia, Europe and the U.S., with 1,010 additional customer designs underway.

        + Cypress MicroSystems announced the first Cypress products in space. Cypress had previously designed its products into F-14, F-15, F-16 and F-18 jets, but last month four Cypress PSoC devices were used in the instrumentation of the first private manned space flight--SpaceShipOne--launched over the Mojave Desert in California.

                               Other Developments

        + Cypress restructured its 32-million-share call spread option into two equal parts maturing August 16 and September 30, 2004. The call spread option was initially purchased in June 2003 to reduce potential share dilution in conjunction with Cypress's outstanding $600 million, 1.25% convertible debt obligation.

        + Cypress announced that it will offer lead-free packages for all of its chip products by the end of the third quarter. Moving forward, the company will use environmentally sound nickel-palladium-gold technology for its leadframe packages.

        + Cypress appointed Jeffrey Osorio as vice president/controller, reporting to CFO Manny Hernandez. Osorio will be responsible for the financial management of Cypress's manufacturing organizations and all of its operating divisions. Prior to joining Cypress, Osorio held senior positions at Silicon Graphics, MIPS Technologies, Crystallume and Spectra-Physics Lasers.

                                   Conclusion

Rodgers concluded, "We have now enjoyed six quarters of growth since the bottom of the 2001-2002 recession. We expect to continue this trend in the coming quarter. We are excited to be adding image sensors to our portfolio of products serving the wireless handset market. Our big SunPower solar cell plant in Manila will ship its first production revenue this quarter. At full capacity, we expect it to add over $300 million to our annual revenue. Our other operations are running well. We expect 2004 to continue to be an excellent year."

                                  About Cypress

Cypress Semiconductor Corporation (NYSE: CY) is Connecting from Last Mile to First Mile(TM) with high-performance solutions for personal, network access, enterprise, metro switch and core communications-system applications. Cypress Connects(TM) using wireless, wireline, digital and optical transmission standards, including USB, Fibre Channel, SONET/SDH, Gigabit Ethernet and DWDM. Leveraging its process and system-level expertise, Cypress makes industry-leading physical layer devices, framers and network search engines, along with a broad portfolio of high-bandwidth memories, timing technology solutions and reconfigurable mixed-signal arrays. More information about Cypress is accessible online at www.cypress.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts and that refer to Cypress's plans and expectations for the third quarter of 2004 and the future are forward-looking statements about the prospects for Cypress as well as the semiconductor industry more generally, which are based on our current expectations as of the date of the release and could be affected by uncertainties and risk factors, including but not limited to those described in our filings with the Securities and Exchange Commission. Our actual results may differ materially. We assume no responsibility to update any such forward-looking statements. We use words such as "anticipates," "believes," "expects," "future," "look forward," "planning," "intends" and similar expressions to identify forward-looking statements that include statements related to: prices, growth, supply, shipments, new products, profit and revenue.

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation.

RAM8, MicroPower, WirelessUSB, TetraHub, HOTLink II, "Connecting from Last Mile to First Mile" and "Cypress Connects" are trademarks of Cypress Semiconductor Corporation.

Quad Data Rate(TM) SRAMs and QDR(TM) SRAMs comprise a new family of products developed by Cypress, IDT, NEC and Samsung.

MicroHub is a trademark of IOGEAR, Inc.

ZigBee is a trademark of the ZigBee Alliance.

PCI Express and PCI are trademarks of PCI-SIG.

Programmable System-on-Chip and PSoC are trademarks of Cypress MicroSystems,
Inc.

Atmel is a registered trademark of Atmel Corporation.

Unigen is a registered trademark of Unigen Corporation.

IOGEAR is a registered trademark of IOGEAR, Inc.

ESCON is a registered trademark of IBM Corporation.

Bluetooth is a registered trademark of the Bluetooth Special Interest Group.

VESA is a registered trademark of the Video Electronics Standards Association.

Intel and Pentium are registered trademarks of Intel Corporation.

All other trademarks or registered trademarks are the property of their respective owners.

                        CYPRESS SEMICONDUCTOR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                   (Unaudited)

                                                     June 27,         Dec 28,
                                                      2004             2003
                                                  -------------   -------------
                                     ASSETS
Cash, cash equivalents, and investments *         $     473,093   $     379,868
Accounts receivable, net                                152,695         113,568
Inventories                                              68,789          72,085
Property and equipment, net                             432,598         442,887
Goodwill and other intangible assets                    362,039         375,483
Other assets                                            158,345         183,606
                                                  -------------   -------------
  Total assets                                    $   1,647,559   $   1,567,497
                                                  =============   =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities          $     179,649   $     155,693
Deferred income                                          21,714          20,104
Convertible subordinated notes                          668,652         668,652
Income tax liabilities                                   97,492         103,930
Other liabilities                                        32,144          49,930
                                                  -------------   -------------
  Total liabilities                                     999,651         998,309
Stockholders' equity **                                 647,908         569,188
                                                  -------------   -------------
  Total liabilities and stockholders' equity      $   1,647,559   $   1,567,497
                                                  =============   =============

* Cash, cash equivalents, and investments includes restricted amounts totaling $63.2 million and $62.8 million as of June 27, 2004 and December 28, 2003, respectively.
** Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 123,673 and 120,483 outstanding as of June 27, 2004 and December 28, 2003, respectively.

                                     #MORE#

                        CYPRESS SEMICONDUCTOR CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                  THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                                     (Unaudited)                              (Unaudited)
                                                     --------------------------------------------    ----------------------------
                                                        Jun 27          Jun 29          Mar 28          Jun 27          Jun 29
                                                         2004            2003            2004            2004            2003
                                                     ------------    ------------    ------------    ------------    ------------
Revenues                                             $    264,269    $    203,116    $    254,393    $    518,662    $    384,083
Costs of revenues                                         124,804         106,354         123,360         248,164         208,522
                                                     ------------    ------------    ------------    ------------    ------------
Gross margin                                              139,465          96,762         131,033         270,498         175,561

Operating expenses:
  Research and development                                 63,918          60,413          60,391         124,309         118,862
  Selling, general and administrative                      36,818          31,525          36,448          73,266          62,423
                                                     ------------    ------------    ------------    ------------    ------------
Total operating costs                                     100,736          91,938          96,839         197,575         181,285
                                                     ------------    ------------    ------------    ------------    ------------
Operating income (loss)                                    38,729           4,824          34,194          72,923          (5,724)
Net interest income (expense) and other                      (918)         (1,461)         (1,170)         (2,088)         (3,303)
                                                     ------------    ------------    ------------    ------------    ------------
Income (loss) before income tax                            37,811           3,363          33,024          70,835          (9,027)
Income tax (provision)benefit                              (1,891)              -          (1,651)         (3,542)              -
                                                     ------------    ------------    ------------    ------------    ------------
Net income (loss)                                    $     35,920    $      3,363    $     31,373    $     67,293    $     (9,027)
                                                     ============    ============    ============    ============    ============

Basic net income (loss) per share                    $       0.29    $       0.03    $       0.26    $       0.55    $      (0.07)
Diluted net income (loss) per share                  $       0.23    $       0.03    $       0.19    $       0.41    $      (0.07)

Shares used in calculation:
  Basic                                                   123,366         122,941         122,417         122,892         123,973
  Diluted                                                 167,467         129,072         171,832         169,649         123,973

RECONCILIATION OF OUR GAAP NET INCOME (LOSS) TO OUR PRO FORMA NET INCOME (LOSS):
GAAP Net Income (Loss)                               $     21,980    $    (12,438)   $     26,480    $     48,460    $    (45,761)
Adjustments:
  Cost of revenues (acquisition and stock
   compensation expenses)                                      51              94               -              51             499
  Restructuring costs                                           -            (185)            (81)            (81)          3,175
  Amortization of intangibles                               9,607           9,346          10,191          19,798          18,830
  Operating expenses (acquisition, stock
   compensation and damages claim)                          4,884           3,924           2,767           7,651          10,012
  Employee loan reserve                                         -             157          (7,752)         (7,752)            257
  (Gain) loss on retirement of bonds                            -           1,246               -               -           1,246
  Impairments, asset write-downs and other                   (239)          1,013            (422)           (661)          1,013
  Tax effects on pro forma adjustments                       (363)            206             190            (173)          1,702
                                                     ------------    ------------    ------------    ------------    ------------
Pro Forma Net Income(Loss)                           $     35,920    $      3,363    $     31,373    $     67,293    $     (9,027)
                                                     ============    ============    ============    ============    ============

     To supplement the consolidated financial results prepared under generally accepted accounting principles ("GAAP"), Cypress uses a non-GAAP conforming, or pro forma , measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Cypress's baseline performance before gains, losses or other charges that are considered by management to be outside of the company's core operating results. In addition, pro forma net income (loss) is among the primary indicators management uses as a basis for planning and forecasting future periods. Cypress computes pro forma net income (loss) by adjusting GAAP net income (loss) with the impact of acquisition-related charges (intangible asset amortization, deferred stock compensation and charges related to milestone achievements), restructuring charges, and other non-recurring charges and gains. Cypress provides pro forma results as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

                                    ##MORE##

                        CYPRESS SEMICONDUCTOR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                  THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                                      (Unaudited)                             (Unaudited)
                                                     --------------------------------------------    ----------------------------
                                                        Jun 27          Jun 29          Mar 28          Jun 27          Jun 29
                                                         2004            2003            2004            2004            2003
                                                     ------------    ------------    ------------    ------------    ------------
Revenues                                             $    264,269    $    203,116    $    254,393    $    518,662    $    384,083
Costs of revenues                                         124,855         106,448         123,360         248,215         209,021
  Cost of revenues                                        124,804         106,354         123,360         248,164         208,522
  Acquistion and stock compensation expenses                   51              94               -              51             499
                                                     ------------    ------------    ------------    ------------    ------------
Gross margin                                              139,414          96,668         131,033         270,447         175,062

Operating expenses:
  Research and development                                 63,918          60,413          60,391         124,309         118,862
  Selling, general and administrative                      36,818          31,525          36,448          73,266          62,423
  Restructuring costs                                           -            (185)            (81)            (81)          3,175
  Amortization of intangibles                               9,607           9,346          10,191          19,798          18,830
  Acquisition and stock compensation expenses               2,884           3,924           2,767           5,651          10,012
  Employee loan reserve                                         -             157          (7,752)         (7,752)            257
  Damages claim settlement                                  2,000               -               -           2,000               -
                                                     ------------    ------------    ------------    ------------    ------------
    Total operating costs                                 115,227         105,180         101,964         217,191         213,559
                                                     ------------    ------------    ------------    ------------    ------------

Operating income (loss)                                    24,187          (8,512)         29,069          53,256         (38,497)

Net interest income (expense) and other                      (679)         (3,720)           (748)         (1,427)         (5,562)
  Gain (loss) on retirement of bonds                            -          (1,246)              -               -          (1,246)
  Impairments, asset write-downs and other                    239          (1,013)            422             661          (1,013)
  Net interest income (expense) and other                    (918)         (1,461)         (1,170)         (2,088)         (3,303)
                                                     ------------    ------------    ------------    ------------    ------------
Income (loss) before income tax                            23,508         (12,232)         28,321          51,829         (44,059)
Income tax (provision) benefit                             (1,528)           (206)         (1,841)         (3,369)         (1,702)
                                                     ------------    ------------    ------------    ------------    ------------
Net income (loss)                                    $     21,980    $    (12,438)   $     26,480    $     48,460    $    (45,761)
                                                     ============    ============    ============    ============    ============

Basic net income (loss) per share                    $       0.18    $      (0.10)   $       0.22    $       0.39    $      (0.37)
Diluted net income (loss)per share                   $       0.13    $      (0.10)   $       0.16    $       0.29    $      (0.37)

Shares used in calculation:
  Basic                                                   123,366         122,941         122,417         122,892         123,973
  Diluted                                                 167,467         122,941         171,832         169,649         123,973

Prepared in accordance with GAAP